Press Release

F.N.B. Corporation Announces 2017 Dodd-Frank Act Stress Test Results
F.N.B. Corporation and First National Bank Continue to Exceed Well-Capitalized Thresholds

PITTSBURGH, PA - October 30, 2017 - F.N.B. Corporation (NYSE:FNB) today announced that both the Corporation and its largest subsidiary, First National Bank, continue to exceed well-capitalized levels based on the results of its company-run 2017 capital stress test, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act.

The results are based on a hypothetical severely adverse economic scenario established by the Board of Governors of the Federal Reserve System. Regulatory capital ratios for both the Corporation and First National Bank continue to exceed well-capitalized levels throughout the nine-quarter stress test period.

The complete capital stress test disclosure, including detailed results, was posted to www.fnbcorporation.com on October 16, 2017, and is available in the Regulatory Disclosures section of the site.

About F.N.B. Corporation
F.N.B. Corporation (NYSE:FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in eight states. FNB holds a significant retail deposit market share in attractive markets including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; and Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina. The Company has total assets of $31 billion, and more than 400 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina and South Carolina. The Company also operates Regency Finance Company, which has more than 75 consumer finance offices in Pennsylvania, Ohio, Kentucky and Tennessee.

FNB provides a full range of commercial banking, consumer banking and wealth management solutions through our subsidiary network which is led by our largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, international banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. FNB's wealth management services include asset management, private banking and insurance.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol "FNB" and is included in Standard & Poor's MidCap 400 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation website at www.fnbcorporation.com.

###
Analyst/Institutional Investor Contact:
Matthew Lazzaro, 724-983-4254, 412-216-2510 (cell)
lazzaro@fnb-corp.com

Media Contact:
Jennifer Reel, 724-983-4856, 724-699-6389 (cell)
reel@fnb-corp.com